February 22, 2012



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:  Exhibit B: Sub-Item 77K

Commissioners:

We have read the statements made by DCA Total Return Fund (the "Fund") regarding Changes in the Registrant's Certifying Accountant which was filed with the Securities and Exchange Commission pursuant to Item 77K of the Fund's Form N-SAR for
the annual period ended December 31, 2011.   We agree with the
statements concerning our Firm in such Form N-SAR.

Very truly yours,
/s/Tait, Weller & Baker LLP
Tait, Weller & Baker LLP



Philadelphia, PA   -   New York, NY   -   Iselin, NJ
1818 Market Street, Suite 2400, Philadelphia, PA  19103
215-979-8800   -   FAX 215-979-8811